Exhibit 99.1

FOR IMMEDIATE RELEASE

Singing Machine to Acquire SemiCab,

a Leading AI Logistics Technology Company

SemiCab Generated $6 Million Revenue in 2023

Fort Lauderdale, FL, June 12, 2024 – The Singing Machine Company, Inc. (“Singing Machine”) (NASDAQ: MICS) – the worldwide leader in consumer karaoke products, today announced it has executed a definitive agreement to acquire SemiCab, Inc. (“SemiCab”), a leading artificial intelligence technology company that optimizes freight for Fortune 1000 clients in the US and Indian markets.

SemiCab’s AI technology was developed specifically to build a hyper-efficient trucking network that operates at a 90%+ utilization level, well above the industry standard of 65%. This technology connects thousands of parties on a single network, building fully optimized transit routes that drive costs efficiencies for both the customer and the shipper. SemiCab’s founder and software development team has more than 30 years of experience developing increasingly complex software solutions for the global freight and logistics market.

“We are very pleased to announce the acquisition of SemiCab,” commented Gary Atkinson, CEO of Singing Machine. “They have a disruptive, cutting-edge AI-powered technology. They have world class customers that are eager to expand their current relationships. Lastly, SemiCab’s technology creates a compelling financial win-win for carriers and enterprise-level Fortune 1000 clients alike through significant cost savings and efficiencies. For the benefit of our shareholders, we view this transaction as a complete overhaul of our growth prospects, our ability to create shareholder value, and to scale SemiCab to be a global force in the logistics space for many years to come,” concluded Mr. Atkinson.

“I am very proud that our company was able to partner with Mr. Atkinson and the team at Singing Machine,” commented Ajesh Kapoor, founder and Chief Technology Officer at SemiCab. “For the past six years, we developed a powerful, disruptive AI-powered technology. We leveraged this to quickly attract a number of world-class pilot clients in the US.”

Mr. Kapoor continued, “We quickly parlayed our successful US pilot to expand and partner with multiple Fortune 1000 clients across much of India. The only missing ingredient was an efficient, scalable path to growth capital. Today, our partnership with the team at the Singing Machine is the first step in scaling our client footprint across the US, India, and hopefully many more markets to come.”

“We view the Indian market specifically as a path that offers tremendous growth potential. A group of approximately 30 Fortune 1000 clients with over $1 billion in annual shipping expenses in the Indian markets recognized the potential benefits of establishing a National Digital Freight Exchange (“NDFE”) and made it a priority to leverage the freight optimization capabilities of SemiCab’s AI-powered technology. Semi-Cab already serves almost a third of the NDFE members today, and we are very excited to expand our relationships in that market in the near term.”

“We believe we are at least five years ahead of any potential competitors in terms of the capabilities and validation of our technology. To capitalize on this, we saw the opportunity to partner with Singing Machine as a very cost effective, sensible way to unlock the value of our business for all shareholders. We look forward to being a part of what we believe will be a compelling success story in the adoption of AI-driven technology to impact one of the largest global industry verticals for many years to come,” concluded Mr. Kapoor.

Overview of the transaction

The transaction was structured as an asset purchase/sale. At closing, Singing Machine will issue to SemiCab 952,710 shares of its common stock, which represents approximately 15% of the Company’s issued and outstanding common stock as of June 11, 2024 and the assumption of approximately $2.6 million in liabilities as of March 31, 2024. In addition, at closing Singing Machine will issue to SemiCab a 20% membership interest in its newly formed wholly owned subsidiary, SemiCab Holdings, LLC. The acquisition is subject to various closing conditions, including the Company consummating a capital raise of $1.7 million and other customary closing conditions.

As part of the transaction, the Company also entered into an option agreement to acquire SMCB Solutions Private Limited, an Indian based wholly owned subsidiary of SemiCab. This entity currently operates from Bangalore India and serves the combined businesses technology needs as well as India-based enterprise customers. Consideration for this part of the transaction will include an additional 314,485 shares of the Company’s Common Stock. This transaction is expected to close before August 31, 2024, subject to certain regulatory compliance and approvals in India. This subsidiary has generated approximately $1.4 million in sales for the last twelve-month period ended March 31, 2024. These figures are not included in the financial statements filed by the Company in its Form 8-K filed today.

For more information regarding the acquisition, please see current report on Form 8-K, which the Company intends to file with the Securities and Exchange Commission today. There can be no assurance that the Company will be able to successfully consummate the acquisition or that it will realize the benefits it anticipates from the acquisition.

About SemiCab

SemiCab is a cloud-based Collaborative Transportation Platform built to achieve the scalability required to predict and optimize millions of loads and hundreds of thousands of trucks. To orchestrate collaboration across manufacturers, retailers, distributors, and their carriers, SemiCab uses real-time data from API-based load tendering and pre-built integrations with TMS and ELD partners. To build fully loaded round trips, SemiCab uses AI/ML predictions and advanced predictive optimization models. On the SemiCab platform, shippers pay less and carriers make more while not having to change a thing.

Since 2020, SemiCab has enabled major retailers, brands and transportation providers to address these common supply-chain problems globally. SemiCab’s Orchestrated Collaboration™ AI model has proven to increase transportation capacity, improve asset utilization, reduce empty miles, lower logistics costs, and provide visibility into the entire transportation network. Models show the technology has the capability of saving shippers tens of billions of dollars annually through optimization. Further, SemiCab’s technology also has the potential to play a key role in the improved sustainability model globally. Based on its proven ability to improve truck utilization rates from 65% to over 90%, this results in a dramatic reduction in the carbon footprint of the industry. The optimization of existing truck utilization can add approximately 30% more trucking capacity without adding more trucks, drivers or driven miles which addresses common problems plaguing the industry like severe driver shortage and road congestion. Trucking optimization could also eliminate approximately 25% of CO2 emissions attributable to road freight.

For additional information regarding SemiCab: http://www.semicab.com

About Singing Machine

The Singing Machine Company, Inc. (NASDAQ: MICS) is the worldwide leader in consumer karaoke products. Based in Fort Lauderdale, Florida, and founded over forty years ago, the Company designs and distributes the industry’s widest assortment of at-home and in-car karaoke entertainment products. Their portfolio is marketed under both proprietary brands and popular licenses, including Carpool Karaoke and Sesame Street. Singing Machine products incorporate the latest technology and provide access to over 100,000 songs for streaming through its mobile app and select WiFi-capable products and is also developing the world’s first globally available, fully integrated in-car karaoke system. The Company also has a new philanthropic initiative, CARE-eoke by Singing Machine, to focus on the social impact of karaoke for children and adults of all ages who would benefit from singing. Their products are sold in over 25,000 locations worldwide, including Amazon, Costco, Sam’s Club, Target, and Walmart. To learn more, go to www.singingmachine.com.

Investor Relations Contact:

investors@singingmachine.com

www.singingmachine.com

www.singingmachine.com/investors

Forward Looking Statements

This press release contains or may contain forward-looking statements and information that is based upon beliefs of, and information currently available to, the Company’s management, as well as estimates and assumptions made by the Company’s management. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to Company or Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Company’s industry and Company’s operations and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Risks and uncertainties related to the proposed transaction include, among others: the risk that the conditions to the closing of the acquisition are not satisfied; potential adverse reactions or changes to business, including those resulting from the announcement or completion of the transaction; unexpected costs, charges or expenses resulting from the transaction; and any changes in general economic and/or industry specific conditions. Consequently, all of the forward-looking statements made by the Company, in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Transition Report on Form 10-KT for the transition period from April 1, 2023 to December 31, 2023, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and other reports filed by the Company with the SEC, which are available at the SEC’s website http://www.sec.gov.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this press release. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform our statements to actual results or changed expectations, or the results of any revision to these forward-looking statements.